Exhibit 99.1

Amylin Pharmaceuticals, Inc. 9360 Towne Centre Drive	Tel Fax	(858) 552 2200 (858) 552 2212
San Diego, CA 92121 USA	www.amylin.com

Investors:

Michael York

858-458-8602
michael.york@amylin.com

Media:	Anne Erickson
858-754-4443

anne.erickson@amylin.com

AMYLIN PHARMACEUTICALS ANNOUNCES

STRATEGIC RESTRUCTURING AND WORKFORCE REDUCTION

Changes will result in over $80 million reduction in 2009 cash expenditures

SAN DIEGO, November 10, 2008 – Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today announced a corporate restructuring that will reduce its San Diego work force by approximately 25 percent, or 340 employees, and reduce anticipated 2009 cash expenditures by more than $80 million. The restructuring and workforce reduction are part of the Company’s business plan to be cash flow positive by the end of 2010. The Company remains fully staffed to grow product revenue from BYETTA® (exenatide) injection and SYMLIN® (pramlintide acetate) injection and bring exenatide once weekly to market. Amylin’s collaboration with Eli Lilly and Company on the global development and commercialization of exenatide is unaffected by the restructuring.

“We’ve made a difficult, but necessary, decision as a result of factors affecting our business,” said Daniel M. Bradbury, president and chief executive officer at Amylin Pharmaceuticals, Inc. “Sales revenues have not met the expectations we had when we scaled up our organization. Today’s actions will bring operating expenses more in line with revenue and enable us to continue to achieve our business goals of increasing sales of BYETTA and SYMLIN and bringing exenatide once weekly to market as quickly as possible.”

Mr. Bradbury continued, “The restructuring and workforce reductions impact administration, operations, and research and development. We continue to work closely with our partner Lilly to enhance the effectiveness and efficiency of the commercial organization.”

The Company’s Ohio facility, where exenatide once weekly is manufactured, is unaffected by the restructuring. After the workforce reduction, Amylin’s employee base will be 1,800 worldwide, with approximately 900 employees in San Diego.

Today’s changes will result in over $100 million reductions in GAAP operating expenses in 2009 and even greater reductions in 2010. The planned 2009 reduction includes employee and nonemployee related costs. As a result of these expense reductions, the Company estimates the use of cash from operations for 2009 will be reduced by more than $80 million. The Company will record a restructuring charge in the fourth quarter, which will primarily include severance and other costs related to workforce reductions.

“We appreciate the significant contributions of those employees affected by today’s announcement and are grateful for their efforts and dedication to Amylin’s mission,” said Mr. Bradbury.

The Company will provide additional details on the restructured organization and longer-term financial benefits of these changes with the issuance of its 2009 financial guidance during its 2008 year-end results conference call in January 2009.

About Amylin Pharmaceuticals

Amylin Pharmaceuticals is a biopharmaceutical company committed to improving lives through the discovery, development and commercialization of innovative medicines. Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN® (pramlintide acetate) injection and BYETTA® (exenatide) injection. Amylin’s research and development activities leverage the company’s expertise in metabolism to develop potential therapies to treat diabetes and obesity. Amylin is headquartered in San Diego, California. Further information on Amylin Pharmaceuticals is available at http://www.amylin.com.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties. The Company’s actual results could differ materially from those discussed due to a number of risks and uncertainties, including the risk that our revenues may not grow or ever become sufficient to cover our costs after the planned restructuring; that our cost reductions may not be as large as we expect; that our efforts to work more efficiently with Eli Lilly and Company may not be successful; that our product candidates, including exenatide once weekly, may not receive regulatory approval; and inherent scientific, regulatory and other risks in the drug development and commercialization process. These and additional risks and uncertainties are described more fully in the Company’s most recently filed SEC documents, including its Form 10-Q. Amylin undertakes no duty to update these forward-looking statements.

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